Exhibit 1

ARTICLES OF ASSOCIATION

OF

U. S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

For the purpose of organizing an association (the “Association”) to perform any lawful activities of national banks, the undersigned enter into the following Articles of Association:

FIRST. The title of this Association shall be U. S. Bank Trust Company, National Association.

SECOND. The main office of the Association shall be in the city of Portland, county of Multnomah, state of Oregon. The business of the Association will be limited to fiduciary powers and the support of activities incidental to the exercise of those powers. The Association may not expand or alter its business beyond that stated in this article without the prior approval of the Comptroller of the Currency.

THIRD. The board of directors of the Association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. Each director shall own common or preferred stock of the Association or of a holding company owning the Association, with an aggregate par, fair market, or equity value of not less than $1,000, as of either (i) the date of purchase, (ii) the date the person became a director, or (iii) the date of that person's most recent election to the board of directors, whichever is more recent. Any combination of common or preferred stock of the Association or holding company may be used.

Any vacancy in the board of directors may be filled by action of a majority of the remaining directors between meetings of shareholders. The board of directors may increase the number of directors up to the maximum permitted by law. Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless the directors resign or are removed from office. Despite the expiration of a director's term, the director shall continue to serve until his or her successor is elected and qualified or until there is a decrease in the number of directors and his or her position is eliminated.

Honorary or advisory members of the board of directors, without voting power or power of final decision in matters concerning the business of the Association, may be appointed by resolution of a majority of the full board of directors, or by resolution of shareholders at any annual or special meeting. Honorary or advisory directors shall not be counted to determined the number of directors of the Association or the presence of a quorum in connection with any board action, and shall not be required to own qualifying shares.

FOURTH. There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting. It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefor in the Bylaws, or if that day falls on a legal holiday in the state in which the Association is located, on the next following banking day. If no election is held on the day fixed or in the event of a legal holiday on the following banking day, an election may be held on any subsequent day within 60 days of the day fixed, to be designated by the board of directors, or, if the directors fail to fix the day, by shareholders representing two-thirds of the shares issued and outstanding. In all cases, at least 10 days’ advance notice of the meeting shall be given to the shareholders by first-class mail.

In all elections of directors, the number of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder. On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her.

A director may resign at any time by delivering written notice to the board of directors, its chairperson, or to the Association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

A director may be removed by the shareholders at a meeting called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause; provided, however, that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

FIFTH. The authorized amount of capital stock of the Association shall be 1,000,000 shares of common stock of the par value of ten dollars ($10) each; but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States. The Association shall have only one class of capital stock.

No holder of shares of the capital stock of any class of the Association shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Association, whether now or hereafter authorized, or to any obligations convertible into stock of the Association, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the board of directors, in its discretion, may from time to time determine and at such price as the board of directors may from time to time fix.

Transfers of the Association's stock are subject to the prior written approval of a federal depository institution regulatory agency. If no other agency approval is required, the approval of the Comptroller of the Currency must be obtained prior to any such transfers.

Unless otherwise specified in the Articles of Association or required by law, (1) all matters requiring shareholder action, including amendments to the Articles of Association must be approved by shareholders owning a majority voting interest in the outstanding voting stock, and (2) each shareholder shall be entitled to one vote per share.

Unless otherwise specified in the Articles of Association or required by law, all shares of voting stock shall be voted together as a class, on any matters requiring shareholder approval.

Unless otherwise provided in the Bylaws, the record date for determining shareholders entitled to notice of and to vote at any meeting is the close of business on the day before the first notice is mailed or otherwise sent to the shareholders, provided that in no event may a record date be more than 70 days before the meeting.

The Association, at any time and from time to time, may authorize and issue debt obligations, whether subordinated, without the approval of the shareholders. Obligations classified as debt, whether subordinated, which may be issued by the Association without the approval of shareholders, do not carry voting rights on any issue, including an increase or decrease in the aggregate number of the securities, or the exchange or reclassification of all or part of securities into securities of another class or series.

SIXTH. The board of directors shall appoint one of its members president of this Association and one of its members chairperson of the board and shall have the power to appoint one or more vice presidents, a secretary who shall keep minutes of the directors' and shareholders' meetings and be responsible for authenticating the records of the Association, and such other officers and employees as may be required to transact the business of this Association. A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors in accordance with the Bylaws.

The board of directors shall have the power to:

(1)	Define the duties of the officers, employees, and agents of the Association.

(2)	Delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees, and agents of the Association.

(3)	Fix the compensation and enter employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law.

(4)	Dismiss officers and employees.

(5)	Require bonds from officers and employees and to fix the penalty thereof.

(6)	Ratify written policies authorized by the Association's management or committees of the board.

(7)	Regulate the manner any increase or decrease of the capital of the Association shall be made; provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the Association in accordance with law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital.

(8)	Manage and administer the business and affairs of the Association.

(9)	Adopt initial Bylaws, not inconsistent with law or the Articles of Association, for managing the business and regulating the affairs of the Association.

(10)	Amend or repeal Bylaws, except to the extent that the Articles of Association reserve this power in whole or in part to the shareholders.

(11)	Make contracts.

(12)	Generally perform all acts that are legal for a board of directors to perform.

SEVENTH. The board of directors shall have the power to change the location of the main office to any authorized branch within the limits of the city of Portland, Oregon, without the approval of the shareholders, or with a vote of shareholders owning two-thirds of the stock of the Association for a location outside such limits and upon receipt of a certificate of approval from the Comptroller of the Currency, to any other location within or outside the limits of the city of Portland, Oregon, but not more than thirty miles beyond such limits. The board of directors shall have the power to establish or change the location of any office or offices of the Association to any other location permitted under applicable law, without approval of shareholders, subject to approval by the Comptroller of the Currency.

EIGHTH. The corporate existence of this Association shall continue until termination according to the laws of the United States.

NINTH. The board of directors of the Association, or any shareholder owning, in the aggregate, not less than 25 percent of the stock of the Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the Bylaws or the laws of the United States, or waived by shareholders, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least 10, and no more than 60, days prior to the date of the meeting to each shareholder of record at his/her address as shown upon the books of the Association. Unless otherwise provided by the Bylaws, any action requiring approval of shareholders must be effected at a duly called annual or special meeting.

TENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of the Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount; provided, that the scope of the Association's activities and services may not be expanded without the prior written approval of the Comptroller of the Currency. The Association's board of directors may propose one or more amendments to the Articles of Association for submission to the shareholders.

In witness whereof, we have hereunto set our hands this 11th of June, 1997.

/s/ Jeffrey T. Grubb
Jeffrey T. Grubb

/s/ Robert D. Sznewajs
Robert D. Sznewajs

/s/ Dwight V. Board
Dwight V. Board

/s/ P. K. Chatterjee
P. K. Chatterjee

/s/ Robert Lane
Robert Lane